SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
November 20, 2008
Date of report (Date of earliest event reported)
SurModics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-23837	41-1356149

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9924 West 74th Street
Eden Prairie, Minnesota	55344
(Address of Principal Executive Offices)	(Zip Code)
(952) 829-2700
Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-99

Item 2.05 Costs Associated with Exit or Disposal Activities.
     On November 20, 2008, SurModics, Inc. (the “Company”) announced in a press release that it had adopted changes to its organizational structure to improve the Company’s ability to meet the growing needs of its customers while more effectively managing its operations and cost structure. In connection with the changes, the Company will reduce its workforce by approximately five percent. In addition, the Company is consolidating its office space in Eden Prairie, Minnesota. The workforce reduction is expected to be completed by the end of November 2008, and the move of personnel from a leased facility to corporate headquarters is expected to be completed by the end of December 2008.
     The Company expects to record a charge estimated to be in the range of approximately $0.5 million to $0.7 million for severance and other costs related to the workforce reduction. In addition, the Company expects to record a charge estimated to be in the range of approximately $1.0 million to $1.6 million related to the facilities consolidation. The Company expects the total charges related to the changes in its organizational structure to be in the range of approximately $1.5 million to $2.3 million, which is also the total of the expected future cash expenditures. The Company estimates an annual cost savings of approximately $2 million once the reorganization is fully implemented.
     A copy of the press release is attached hereto as Exhibit 99 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
99	Press Release Dated November 20, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURMODICS, INC.
Date: November 26, 2008	/s/ Bryan K. Phillips
Bryan K. Phillips
Vice President, General Counsel and Corporate Secretary